                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934

                       Fairfax Financial Holdings Limited
                       ----------------------------------
                                (Name of Issuer)

                            Subordinate Voting Shares
                            -------------------------
                         (Title of Class of Securities)

                                   303 901 102
                                   -----------
                                 (CUSIP Number)

                                  June 6, 2003
                                     -------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
                  Rule 13d-1(c)
         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------------------------------------------------------
Cusip No. 303 901 102                  13G                  Page 2 of 17 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                V. PREM WATSA
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                CANADIAN
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

NUMBER OF SHARES       96,568
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     6   SHARED VOTING POWER
   REPORTING
                       1,760,455
                   -------------------------------------------------------------
  PERSON WITH      7   SOLE DISPOSITIVE POWER

                       96,568
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       1,760,455
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,857,023
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.6%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

                IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Cusip No. 303 901 102                  13G                  Page 3 of 17 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                1109519 ONTARIO LIMITED
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                ONTARIO, CANADA
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
NUMBER OF SHARES
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     6   SHARED VOTING POWER
   REPORTING
                       1,598,620
                   -------------------------------------------------------------
  PERSON WITH      7   SOLE DISPOSITIVE POWER

                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       1,598,620
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,598,620
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

                CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Cusip No. 303 901 102                  13G                  Page 4 of 17 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                THE SIXTY TWO INVESTMENT COMPANY LIMITED
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
NUMBER OF SHARES
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     6   SHARED VOTING POWER
   REPORTING
                       1,598,620
                   -------------------------------------------------------------
  PERSON WITH      7   SOLE DISPOSITIVE POWER

                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       1,598,620
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,598,620
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.9%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

                CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Cusip No. 303 901 102                 13G                  Page 5 of 17 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                810679 ONTARIO LIMITED
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                ONTARIO, CANADA
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
NUMBER OF SHARES
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     6   SHARED VOTING POWER
   REPORTING
                       159,735
                   -------------------------------------------------------------
  PERSON WITH      7   SOLE DISPOSITIVE POWER

                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       159,735
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       159,735
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.1%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

                CO

--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

Fairfax Financial Holdings Limited ("Fairfax")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

                  1.       V. Prem Watsa, an individual;

                  2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

                  3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia; and

                  4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The addresses of the Reporting Persons are as follows:

                  1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3; and

                  4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7.

ITEM 2(c).        CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.

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ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

Subordinate Voting Shares

ITEM 2(e).        CUSIP NUMBER:

303 901 102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Act (15
                  U.S.C. 78o);

(b)      [ ]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)      [ ]      Insurance Company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

(d)      [ ]      An Investment Company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)      [ ]      An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E);

(f)      [ ]      An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

(g)      [ ]      A parent holding company or control person, in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

(h)      [ ]      A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [ ]      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [ ]      Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

The aggregate number and percentage of the Subordinate Voting Shares of Fairfax ("Subordinate Voting Shares") that are beneficially owned by each of the Reporting Persons, assuming full conversion of all of the convertible securities held by such Reporting Person, is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Subordinate Voting Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power, assuming full conversion of all of the convertible securities held by such Reporting Person, is set

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forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Sixty Two, which is controlled by 1109519, owns 50,620 Subordinate Voting Shares and 1,548,000 Multiple Voting Shares of Fairfax (which are convertible at any time into Subordinate Voting Shares on the basis of one Subordinate Voting Share for each Multiple Voting Share being converted). 810679 owns 159,735 Subordinate Voting Shares. V. Prem Watsa controls 1109519, Sixty Two and 810679 and himself beneficially owns an additional 96,568 Subordinate Voting Shares and exercises control or direction over an additional 2,100 Subordinate Voting Shares.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, or 810679 that such person is the beneficial owner of the Subordinate Voting Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

V. Prem Watsa exercises control or direction over 2,100 Subordinate Voting Shares held by certain members of his family. Such family members have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Subordinate Voting Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 1.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.          CERTIFICATION.

Not applicable

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                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004              V. Prem Watsa

                                      /s/ V. Prem Watsa
                                      -----------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004                    1109519 Ontario Limited

                                            By: /s/ V. Prem Watsa
                                                ----------------------------
                                                Name: V. Prem Watsa
                                                Title: President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004                The Sixty Two Investment Company Limited

                                        By: /s/ V. Prem Watsa
                                            ---------------------------------
                                            Name: V. Prem Watsa
                                            Title: President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004                    810679 Ontario Limited

                                            By: /s/ V. Prem Watsa
                                                -----------------------------
                                                Name: V. Prem Watsa
                                                Title: President

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                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       ------------
1                 Members of filing group

2                 Joint Filing Agreement dated as of February 17, 2004 between,
                  V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two
                  Investment Company Limited and 810679 Ontario Limited